As filed with the Securities and Exchange Commission on March 25, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

METABOLIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

04-3158289

(I.R.S. Employer Identification No.)

Metabolix, Inc.

21 Erie Street

Cambridge, MA 02139

(Address of Principal Executive Offices) (Zip Code)

2014 Stock Option and Incentive Plan

(Full Title of the Plan)

Joseph Shaulson

Chief Executive Officer

Metabolix, Inc.

21 Erie Street

Cambridge, MA 02139

(Name and Address of Agent for Service)

(617) 583-1700

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Sarah P. Cecil General Counsel Metabolix, Inc. 21 Erie Street Cambridge, MA 02139 (617) 583-1700	John M. Mutkoski, Esq. Goodwin Procter LLP Exchange Place Boston, MA 02109 (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
2014 Stock Option and Incentive Plan Common Stock, par value $.01 per share	25,000,000	$0.62	$15,500,000	$1,801.10

(1)

This registration statement relates to 25,000,000 shares of common stock, $0.01 par value per share, of the Registrant (the “ Common Stock “) reserved for issuance under the 2014 Stock Option and Incentive Plan (the “ 2014 Plan ”).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “ Securities Act ”), this registration statement shall also cover any additional shares of Common Stock which become issuable under the 2014 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(3)

The price of $0.62 per share, which is the average of the high and low sales price for a share of Common Stock as reported on the Nasdaq Capital Market on March 24, 2015, is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act and has been used only because these shares are without a fixed price.

(4)	Calculated pursuant to Section 6(b) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission (the “ SEC ”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference in this Registration Statement:

(a)         The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 25, 2015;

(b)         All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”) since December 31, 2014; and

(c)          The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act, on November 6, 2006, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law and our By-laws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in those capacities.  In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.  We refer you to our Amended and Restated By-laws filed as Exhibit 3.3 to our Registration Statement on Form S-1 filed with the SEC on July 14, 2006 (File No. 333-135760).

The Registrant has entered into agreements with certain of its officers and directors that also provide for such indemnification and expenses and liability reimbursement. These agreements require the Registrant to indemnify such persons against liabilities that may arise by reason of their status or service as officers and directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, the Registrant has an existing directors and officers liability insurance policy to insure such persons against certain liabilities.

Item 8. Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a)  The Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                       To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)                    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)                 To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on March 25, 2015.

METABOLIX, INC.

By:	/s/ Joseph Shaulson
Joseph Shaulson

President, Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Metabolix, Inc. (the “ Company ”), hereby severally constitute and appoint Joseph Shaulson, Charles B. Haaser, and Sarah P. Cecil, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Joseph Shaulson	Director, President and Chief Executive Officer	March 25, 2015
Joseph Shaulson	(Principal Executive Officer)

/s/ Charles B. Haaser	Chief Accounting Officer	March 25, 2015
Charles B. Haaser	(Principal Financial Officer and Principal Accounting Officer)

/s/ Peter N. Kellogg	Director	March 25, 2015
Peter N. Kellogg

/s/ Celeste Beeks Mastin	Director	March 25, 2015
Celeste Beeks Mastin

/s/ Oliver P. Peoples	Director	March 25, 2015
Oliver P. Peoples

/s/ Anthony J. Sinskey	Director	March 25, 2015
Anthony J. Sinskey

/s/ Matthew Strobeck	Director	March 25, 2015
Matthew Strobeck

/s/ Robert L. Van Nostrand	Director	March 25, 2015
Robert L. Van Nostrand

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Specimen Stock Certificate (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1(No. 333-135760) and incorporated herein by reference).

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

99.1

Metabolix, Inc. 2014 Stock Option and Incentive Plan (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 6, 2014 (File No. 001-33133) and incorporated herein by reference).

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